Exhibit 23.1
The Board of Directors
HSBC Holdings plc
I, Estella Chiu, consent to be named as valuation actuary of The HSBC Group Hong Kong Local Staff Retirement Benefit Scheme in the 2009 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to us under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859 and 333-155338, 333-158054, 333-158065, 333-162565).
24 February 2010

/s/ Estella Chiu
Estella Chiu
Fellow of the Society of Actuaries